SEALE AND BEERS, CPAs
PCAOB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1/A of The Alkaline Water Company Inc of our report dated July 13th, 2015 on our audit of the financial statements of The Alkaline Water Company Inc as of March 31, 2015 and March 31, 2014, and the related statements of operations, stockholders’ equity and cash flows for the years ended March 31, 2015 and March 31, 2014, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
February 8, 2016

8250 W. Charleston Blvd, Suite 100 - Las Vegas, NV 89145 Phone: (888)727-8251 Fax: (888)782-2351